TENABLE HOLDINGS, INC.
INSIDER TRADING POLICY

INTRODUCTION

During the course of your relationship with Tenable Holdings, Inc. (“Tenable”), you may receive important information that is not yet publicly available (“inside information”) about Tenable or other publicly traded companies that Tenable has business relationships with. Inside information may give you or someone you pass that information on to a leg up over others when deciding whether to buy, sell, or otherwise deal in Tenable’s stock or the stock of another publicly traded company. This policy sets forth acceptable transactions by our employees, directors, and consultants in Tenable securities, as well as derivative securities that are not issued by Tenable, such as exchange-traded put or call options or swaps relating to Tenable’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Tenable’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

INSIDER TRADING POLICY

Securities Transactions

Using inside information for personal gain or passing this information (also known as a “tip”) to someone who uses it for personal gain (a “tippee”) is illegal and squarely prohibited by this policy. Exploiting inside information like this remains unlawful regardless of how many shares are bought or sold. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. Although it is imperative to refrain from any insider trading, it is equally important to avoid even the appearance of insider trading.

Inside Information

It is not always easy to figure out whether you possess inside information. But there is one important factor to determine whether nonpublic information you know about a company is inside information: whether sharing the information would likely affect the market price of that company’s stock or be considered important or “material” by investors who are considering trading that company’s stock. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

The following items may be considered inside information until publicly disclosed. There may be other types of information that would qualify as inside information as well; use this list merely as a non-exhaustive guide:

•financial results or forecasts;
•major new products, features, or processes;

•acquisitions or dispositions of assets, divisions, or companies;
•a restructuring of Tenable;
•pending public or private sales of debt or equity securities;
•stock splits, dividends, or changes in dividend policy;
•major contract awards or cancellations;
•key management or control changes;
•possible tender offers or proxy fights;
•significant accounting writeoffs;
•significant litigation or settlements;
•significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in Tenable’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure);
•impending bankruptcy;
•gain or loss of a significant license agreement or other contracts with customers or suppliers;
•major marketing changes;
•pricing changes or discount policies; and
•changes or new corporate partner relationships.

If you do possess inside information, you may not trade in a company’s stock, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members, other household members of individuals covered by this policy, and all companies controlled by individuals covered by this policy. You should never recommend to another person or entity that they buy, hold, or sell our stock. In some circumstances, you may need to forgo a planned transaction even if you had planned it before learning of the inside information. This prohibition is absolute. So even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions, and other inherently speculative transactions.

The prohibition on trading when you have inside information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disclosed through a press release, an SEC filing, or other public announcement and enough time must have passed for the information to be widely known. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce inside information before trading begins on Wednesday, then you may execute a transaction in Tenable securities on Friday.

In addition, it is the policy of Tenable that no person subject to this policy who, in the course of his or her relationship with Tenable, learns of any confidential information that is material to another company, including but not limited to a customer, vendor, or partner of Tenable or an economically-linked company such as a competitor of Tenable, may trade in that other company’s securities until the information becomes public or is no longer material to that other company. This includes so-

called “shadow trading” where Tenable’s inside information may be material to another traded company such as a competitor, customer, vendor or partner of Tenable.

STOCK TRADING BY TENABLE EMPLOYEES, DIRECTORS, AND CONSULTANTS

Because our workplace culture tends to be open, odds are that the vast majority of Tenable employees, directors, and consultants will possess inside information at certain points throughout the year. To minimize even the appearance of insider trading among our employees, directors, and consultants we have established blackout periods during which Tenable employees, directors, and consultants—regardless of whether they possess insider information or not—may not conduct any trades in Tenable securities. That means that all Tenable employees, directors, and consultants will be able to sell Tenable securities only during limited trading windows that open after Tenable has disseminated its quarterly and annual financial results, provided such employees, directors, or consultants do not otherwise possess inside information.

Covered Insiders

This Insider Trading Policy sets forth a basic set of rules for all employees, directors, and consultants and a separate set of more stringent rules for officers, directors, and other members of management. What’s more, any entities, immediate family members, or others whose trading activities are controlled by persons subject to this policy are likewise subject to the same restrictions.

Open Window

Generally, except as described in this policy, all Tenable employees, directors, and consultants may buy or sell Tenable securities only during an “open window” that opens after two full trading days have elapsed since the public dissemination of Tenable’s earnings results for the applicable year or quarter and closes at the end of the last trading day two weeks before the end of the next fiscal quarter. This open window may be closed early or may not open at all if, in the judgment of the Chief Executive Officer, Chief Financial Officer, or General Counsel, there exists undisclosed information that would make trades by employees, directors, and consultants inappropriate. The fact that the open window has closed early or has not opened should be considered inside information. An employee, director, or consultant who believes that special circumstances require them to trade outside the open window should consult the General Counsel. Permission to trade outside the open window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may be subsequently questioned.

Exceptions to Blackout Period Restriction

1.Option Exercises and RSU Net Settlement. Employees, directors, and consultants may (i) exercise options for cash or by net settlement, if eligible, granted under Tenable’s stock-option plans, and (ii) net settle restricted stock units (“RSUs”) and have Tenable withhold shares of common stock to satisfy tax withholding obligations when RSUs settle outside of the open window period. But this Insider Trading Policy would then apply to any later sales of stock (including sales of stock in a cashless exercise) that were acquired on the exercise of options or delivery of the vested RSUs.

2. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, and consultants may establish a trading plan under which a broker is instructed to buy and sell Tenable securities based on pre- determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Tenable securities pursuant to that Trading Plan are not subject to this policy. An employee’s, director’s, or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 and Tenable’s 10b5-1 Trading Plan Guidelines, which require that a participant establish a Trading Plan when such participant does not possess any inside information about Tenable and when Tenable is not in a trading blackout period. Moreover, all Trading Plans must be reviewed by Tenable before being established. That is because Tenable wants to confirm that the Trading Plan complies with all pertinent company policies and securities laws. Any adoption of a new Trading Plan, or modification or amendment (including early termination) to any existing Trading Plan, must be submitted to the General Counsel for approval in accordance with Tenable’s 10b5-1 Trading Plan Guidelines. No further pre-approval of transactions conducted pursuant to the Trading Plan is required.

3.Employee Stock Purchase Plan. This policy does not apply to purchases of Tenable securities in any employee stock purchase plan maintained by Tenable resulting from your periodic contribution of money to the plan pursuant to the election you previously made. This policy also does not apply to purchases of Tenable securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Tenable securities purchased pursuant to the plan.

Prohibition of Speculative or Short-term Trading

No employee, director, or consultant to Tenable may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to Tenable’s stock. Therefore, it is Tenable’s policy that employees, directors, and consultants may not engage in any of the following transactions, or should otherwise consider Tenable’s preferences as described below:

1.Short-Term Trading. Short-term trading of Tenable securities may be distracting to the person and may unduly focus the person on Tenable’s short-term stock market performance instead of Tenable’s long-term business objectives. For these reasons, any director, officer or employee of Tenable who purchases Tenable securities in the open market may not sell any Tenable securities of the same class during the six months following the purchase (or vice versa) without the prior review and approval of the General Counsel.

2.Short Sales. Short sales of Tenable securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in Tenable’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Tenable’s performance. For these reasons, short sales of Tenable securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

3.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on inside information and focus a director’s, officer’s or other employee's attention on short-term performance at the expense of Tenable’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.

4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Tenable securities. Such hedging transactions may permit a director, officer or employee to continue to own Tenable securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as Tenable’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan maybe sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of inside information or otherwise is not permitted to trade in Tenable securities, directors, officers and other employees are prohibited from holding Tenable securities in a margin account or otherwise pledging Tenable securities as collateral for a loan.

6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. Tenable’s stock plan administrator, Fidelity Stock Plan Services, LLC (“Fidelity Stock Plan Administrator”), will automatically cancel standing and limit orders when Tenable is in a blackout period. With other brokers, including brokerage accounts managed by Fidelity entities other than the Fidelity Stock Plan Administrator, there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Tenable employee, director or consultant is in possession of inside information. Tenable therefore discourages placing standing or limit orders on Tenable’s securities through any brokerage account other than one managed by the Fidelity Stock Plan Administrator. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above or at a broker other than Fidelity Stock Plan Administrator), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the open window provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, officers, directors, and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in Tenable’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from Tenable’s General Counsel at least two business days before the proposed transaction. The General Counsel will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in Tenable’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. If a person subject to pre- clearance seeks pre-clearance and the request is denied, then he or she must refrain from engaging in any transaction in Tenable securities, and must not inform any other person of the restriction. Pre- clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of inside information. In other words, even if pre-clearance is received, if the requesting person becomes aware of inside information or becomes subject to a blackout period or event-specific trading restriction, the transaction may not be completed. Pre-cleared transactions not completed within five business days will require new pre-clearance. Tenable may choose to shorten this period.

In order to request pre-clearance, please submit the “Request for Preclearance” form attached as
Exhibit B to this policy.

For persons subject to pre-clearance, advance notice of plans to exercise an outstanding stock option and bonafide gifts must be given to the General Counsel. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in Tenable’s Section 16 Compliance Program so that Tenable may assist in any Section 16 reporting obligations.

Section 16 Reports, Short-Swing Trading, and Control Stock

Officers and directors must file all appropriate Section 16(a) reports (Forms 3, 4, and 5), as described in Tenable’s Section 16 Compliance Program.

Officers and directors are also subject to short-swing trading liability under Section 16(b) of the Exchange Act (as described above and in Tenable’s Section 16 Compliance Program).

In addition, executive officers and directors must comply with the requirements of Rule 144 of the Securities Act of 1933, as amended, relating to sales by control persons.

Prohibition of Trading During Pension Fund Blackouts

In accordance with Regulation BTR under the Exchange Act, no director or executive officer of Tenable may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Tenable (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Tenable’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Tenable will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

Exceptions

The only exceptions to these trading restrictions are permitted transactions directly with Tenable, such as option exercises for cash or by net settlement. However, the subsequent sale, including the sale of shares in a cashless exercise or other disposition of stock into the open market (including the sale of shares to cover taxes upon the vesting of an award) is subject to these restrictions.

POLICY’S DURATION

This policy continues to apply to your transactions in Tenable’s stock or the stock of other companies engaged in business transactions with Tenable or economically-linked to Tenable even after your relationship with Tenable has ended. If you possess inside information when your relationship with Tenable ends, you may not trade Tenable’s stock or the stock of other companies until the inside information has been publicly disseminated or is no longer material.

INDIVIDUAL RESPONSIBILITY

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Tenable and to not engage in transactions in Tenable’s securities or the securities of other applicable companies while aware of inside information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Covered Insiders” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of inside information rests with that individual, and any action on the part of Tenable or any employee or director of Tenable pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Tenable for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

PENALTIES

Anyone who engages in insider trading or otherwise violates this Insider Trading Policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Tenable, including termination. Anyone who has questions about this policy should contact their own attorney or General Counsel. Please also see Frequently Asked Questions, which are attached as EXHIBIT C.

AMENDMENTS

Tenable is committed to continuously reviewing and updating its policies and procedures. Tenable therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of Tenable’s policies regarding insider trading may be obtained by contacting the Compliance Coordinator.

CERTIFICATION

You must sign, date and return the Certification attached as Exhibit A (or any other certification the General Counsel deems appropriate) stating that you have received, read, understand and agree to comply with this policy. Tenable may require you to sign this Certification on an annual basis, including in electronic format. Please note that you are bound by the policy whether or not you sign the Certification.

REPORTING

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this policy. Any employee, officer or director who knows or suspects that any other employee or representative of Tenable has engaged or is engaging in Company-related conduct that violates applicable law or this policy has an affirmative obligation to report such information.

Tenable provides a variety of ways to report suspected violations, express concerns regarding compliance with this Tenable Policy, and ask questions or seek guidance, including:

● Directly to your manager, the Chief People Officer, or the General Counsel

● By email to Tenable’s internal reporting alias at WeCare@tenable.com

● Via Tenable’s ethics hotline, by calling 1-866-854-1450 (in the US) or +1 (402) 517-3533 (outside the US) or by visiting https://www.openboard.info/TENB/index.cfm. Please note, reports made via the hotline, whether by phone or online, may be made anonymously.

You may report any violation of this policy on a confidential or anonymous basis. Whether you make such a report openly or anonymously, Tenable will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith. Any manager who receives a report of a violation of this policy must immediately email WeCare@tenable.com.

Employees, officers and directors are required to cooperate fully and honestly with any inquiry or investigation by Tenable regarding an alleged violation of this policy. You must answer all questions truthfully. Never do anything that would interfere with an investigation, including destroying or fabricating evidence, intimidating witnesses, or improperly disclosing information in a manner that impedes a fair review. Failure to cooperate fully and honestly with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

Tenable leadership shall determine whether violations of this policy have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this policy.

Failure to comply with the standards outlined in this policy will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Moreover, any manager who directs or approves of any conduct in violation of this policy, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

We will not retaliate against any individual for reporting violations in good faith. Nor will we retaliate against anyone participating in the investigation of such report solely because they participated. Finally, we will not permit retaliation by any manager or executive officer. If you believe you have been subjected to retaliation or the threat of retaliation, please file a complaint with our Chief People Officer and/or our General Counsel. We will take appropriate corrective action if you experience an improper response in violation of this policy.